Exhibit 4.12

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT VIVOPOWER PLC CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. OMISSIONS ARE DESIGNATED WITH [***]

Norwegian (prevailing)	English (non-binding)

Tomteleieavtale (“Avtalen”)

mellom Mo industripark AS Org. Nr. [***] (heretter benevnt “MIP” eller “Utleier”)

Og Nordland Data AS Org. Nr. [***] (heretter benevnt “Leietaker”)

Utleier og Leietaker omtales i denne Avtalen i fellesskap som “Partene” og individuelt som “Part”

Land Lease Agreement (the “Agreement”)

between Mo Industrial Park AS Org. No. [***]

(Hereinafter referred to as “MIP” or “Landlord”)

and Nordland Data AS Org.no [***] (Hereinafter referred to as “Lessee”)

The Landlord and the Lessee are hereinafter collectively referred to in this Agreement as the “Parties” and individually as a “Party”

1 LEIEOBJEKTET	1 THE RENTAL

Leieavtalen gjelder leie av tomteområde som vist på vedlagte kartskisse (Vedlegg 1).

Avtalen innebærer en videreføring og utvidelse av tidligere leieforhold mellom Partene av tomteområdet, og denne Avtalen erstatter avtalen mellom partene datert [***] så langt det gjelder arealer på MIP Vika. Denne Avtalen erstatter ikke de deler av avtalen datert [***] så langt det gjelder arealer på MIP Øst. Avtalen endrer ikke Leietakers ansvar for tomteområdet, herunder følger av Leietakers tiltak og virksomhet så som forurensning, forut for inngåelsen av denne Avtalen. Alle forhold ved tomteområdet som er en følge av Leietakers tiltak, virksomhet og bruk under tidligere leieforhold, videreføres som Leietakers ansvar i denne avtalen.

The Agreement applies to the lease of land area as shown on the attached map sketch (Appendix 1).

The Agreement entails a continuation and expansion of the previous lease relationship between the Parties concerning the land areas. and the Agreement replaces the agreement between the parties dated [***] insofar as it relates to areas at MIP Vika. This Agreement does not replace those parts of the agreement dated [***] insofar as they relate to areas at MIP Øst. The agreement does not change the Lessee’s actions and activities, such as pollution, prior to the conclusion of this agreement. All matters related to the land area that are a consequence of the Lessee’s actions, activities, and use under previous lease agreements, will continue to be the Lessee’s responsibility under this agreement.

Mo i Rana,[***]

Arealets beliggenhet er ;

MIP Vika [***] og [***] i Rana kommune, men slik at leiearealet kun omfatter de områder som er merket av på vedlagt kart.

Nærmere om leiearealet:

[***] - ca 7 021,2 m2 og [***]- ca 34 978.8 m2.

Ca. totalt leieareal ca. 42 000 m2

The areas are located on:

MIP Vika [***] and [***], Rana municipality, but so that the lease area only includes the areas marked by the attached map.

Details of rent area:

[***] - approx 7 021,2 m2 and [***] - approx 34 978.8 m2.

Total gross area to be rented, approx. 42 000 m2.

2 FORMÅL	2 PURPOSE

Leietaker skal benytte tomteområdet til Datasentervirksomhet, oppstilling av containere med datautstyr.	The Lessee shall use the land area for data center operations, including placement of containers with data equipment.

3 LEIETID	3 OCCUPANCY

Leieforholdet for arealene tar til [***] og løper uten oppsigelse i 50 år, t.o.m. [***]

I det tilfellet at leieforholdet ikke er sagt opp av en av Partene senest 2 år før utløp, løper leieforholdet videre med perioder på 5 år om gangen og med samme oppsigelsesfrist.

Tomteleie og leiebetaling:

Leien er [***] eks. mva. per år:

[***] - 34 978.8 m2: [***] pr. år ekskl. mva.

Arealer [***] - 7 021.2 m2: [***] per år ekskl. mva.

[***] pr. år eks. mva.

Leien reguleres årlig med virkning fra den 1. januar hvert år basert på indekstall for oktober foregående år, første gang med virkning fra [***] basert på indekstall for [***]. Leien reguleres med endringen i Statistisk Sentralbyrås konsumindekspris likevel slik at leien ikke skal reguleres nedover.

The lease for the areas shall commence on [***] and shall continue without termination for a period of 50 years, until and including [***].

In the event that the lease is not terminated by one of the Parties within 2 years before expiry, the lease will continue in periods of 5 years at a time with the same notice period for termination.

Land rent and payment:

Price: [***] per m2 per year:

[***] - 34 978.8 m2: [***] NOK per year ex VAT.

[***] - 7 021.2 m2: [***] per year ex VAT.

TOTAL 5 040 000,- per year ex. VAT

The rent shall be adjusted annually, effective from [***] each year, based on the index figure for October of the previous year, with the first adjustment taking effect from [***], based on the index figure for [***]. The rent shall be adjusted in accordance with changes in the Consumer Price Index published by Statistics Norway, however, the rent shall not be reduced as a result of such index adjustments. The base index for adjustment is the index for [***].

Basistallet for indeksjustering er indeksen for [***].

Regulering iverksettes uten forhåndsvarsel fra Utleier.

Uavhengig av den avtalte indeksreguleringen er Utleier berettiget til å øke leien dersom offentlige avgifter eller skatter som påhviler fast eiendom øker vesentlig. Likeledes er Utleier berettiget til å regulere leien for det tilfelle at det innføres nye avgifter eller andre myndighetsreguleringer som medfører investeringer eller økte kostnader. Slike reguleringer kan finne sted fra det tidspunkt endringene inntreffer.

Leien skal betales forskuddsvis i månedlige terminer den første i hver måned. Første leiebetaling skal foretas [***].

Leietaker står ansvarlig for og dekker alle offentlige og kommunale krav og avgifter som gjelder eiendommen, herunder blant annet eiendomsskatt og deltakelse i brannvern. Videre skal Leietaker dekke alle drifts- og fornyelseskostnader knyttet til leieforholdet, herunder blant annet vann, brannvann, spillvann og overvann, samt alle anleggsbidrag og tilknytningsavgifter. Leietaker har også ansvar for og dekker forsvarlig inngjerding av tomten, inkludert etablering, drift og vedlikehold av portvaktsystem.

Ved forsinket betaling fra Leietakers side, svarer det lovbestemt forsinkelsesrente. Utleier har rett til å kreve gebyr for inndrivelseskostnader ved purring iht. forsinkelsesrenteloven § 3.

Adjustments shall be implemented without prior notice from the Landlord.

Regardless of the agreed index adjustments, the Landlord is entitled to increase the rent in the event that public taxes or charges levied on the property increase significantly. Similarly, the Landlord is entitled to adjust the rent should new taxes or other regulatory requirements be introduced that result in investments or increased costs. Such adjustments may be implemented from the date the changes take effect.

The rent shall be paid in advance in monthly instalments, on the first day of each month. The first rent payment shall be made by [***].

The Lessee shall be responsible for and pay all public and municipal requirements and charges applicable to the property, including but not limited to property tax and participation in fire prevention measures. Furthermore, the Lessee shall bear all operating and renewal costs related to the lease, including costs for water, firewater, wastewater, and stormwater, as well as all infrastructure connection fees and contributions. The Lessee is also responsible for and pay securing the property with suitable fencing and establishing, operating, and maintaining an access control system, including gatekeeping solutions.

Som sikkerhet for enhver forpliktelse Leietaker har etter Avtalen, skal Leietaker før leieforholdets begynnelse innbetale et forskudd tilsvarende ett års leie. Forskuddet avregnes ved leieforholdets avslutning. Utleier har rett til å avregne ethvert forfalt, utestående krav mot forskuddet etter 14 dagers skriftlig varsel. Leietaker skal i så fall uten ugrunnet opphold sørge for innbetaling av differansen mellom det avregnede beløp og forskuddet.

In the event of late payment by the Lesse, statutory interest on overdue payments shall apply. The Landlord is entitled to claim a fee to cover collection costs in accordance with Section 3 of the Norwegian Act on Interest on Overdue Payments (“forsinkelsesrenteloven”).

As security for any obligation The Lessee has under the Agreement, the Lessee must pay an advance equivalent to one year’s rent before the start of the tenancy. The advance is settled at the end of the tenancy. The Landlord has the right to settle any overdue outstanding debt against the advance after 14 days’ written notice. In such a case, the Lessee must ensure payment of the difference between the settled amount and the advance without unreasonable delay.

4 LEIETAKERS BRUK	4 LESSEE’S USE

Leietaker har rett til å bruke tomteområdet i samsvar med formålet til leieforholdet, slik tiden og forholdene krever det. Leietakers bruk skal ikke være til skade eller ulempe for Utleier eller andre brukere/rettighetshavere i Mo Industripark. Dersom Leietakers bruk påfører tomteområdet eller annet/andre skade, er Leietaker forpliktet til å utbedre skadene.

Leietaker skal ikke oppføre bygninger eller andre installasjoner på tomten og heller ikke foreta graving, riving av eksisterende bygningsmasse eller på annen måte foreta endringer av grunnen, uten først å ha innhentet skriftlig tillatelse fra Utleier. Utleier tar forbehold om at slikt samtykke forutsetter at risikoen knyttet til leieforholdet ikke økes, herunder at det kan stilles krav om ytterligere sikkerhet og/eller avtales ytterligere regulering av leieforholdet.

Leietaker besørger selv og har risikoen for at virksomheten til enhver tid er innenfor gjeldende offentlige bestemmelser, herunder reguleringsbestemmelser.

The Lessee is entitled to use the land area in accordance with the purpose of the lease, as required by the circumstances and passage of time. The Lessee’s use shall not cause harm or inconvenience to the Landlord or to other users or rights holders in Mo Industripark. Should the Lessees use cause damage to the land area or to any other property or party, the Lessee shall be obliged to repair such damage.

The Lessee shall not erect buildings or install other structures on the land, nor carry out excavation, demolition of existing buildings or otherwise alter the ground, without first obtaining the prior written consent of the Landlord. The Landlord reserves the right to such consent on the condition that the risk associated with the tenancy is not increased, including that additional security may be required and/or further adjustment of the tenancy may be agreed.

The Lessee is responsible for and bears the risk that the activity is at all times within applicable public regulations, including zoning regulations.

5 MILJØFORHOLD	5 ENVIRONMENT

Leietaker er gjort kjent med at det foreligger forurensning i grunn, bygg, installasjoner, m.v. på eiendommen og har overtatt eiendommen som den er. Alle miljøforhold vedrørende Leietakers virksomhet er Leietakers ansvar.

Pålegg om håndtering av forurenset grunn som følge av Leietakers tiltak eller virksomhet, eller krav om tillatelse, herunder konsesjon, fra offentlige myndigheter som følge av Leietakers bruk av tomten, er Leietakers ansvar. Det påhviler likevel Leietaker en generell rapporteringsplikt mot Utleier i slike tilfeller.

The Lessee has been made aware that there is contamination in the ground, buildings, installations, etc. on the property and has taken over the property as it is. All environmental matters relating to the Lessees operations shall be the responsibility of the Lessee.

Any orders concerning the management of contaminated soil resulting from the Lessee’s activities or operations, or requirements to obtain permits, including concessions, from public authorities arising from the Lessee’s use of the land, shall be the responsibility of the Lessee.

Leietaker har en særskilt plikt til å løpende rapportere til Utleier om masser, materialer mv. som oppbevares på tomten og som medfører fare for forurensning.

Eksisterende grunnforhold og eventuell forurensning i byggemasser, tomter og/eller grunn som direkte berøres av Leietakers tiltak er Leietakers ansvar. Dette omfatter også ved sanering av eksisterende bygningsmasse. For ordens skyld presiseres at Leietaker ikke skal være ansvarlig for opprydning eller sanering av eksisterende forurensning eller grunnforhold andre steder på eiendommen.

Nevertheless, the Lessee shall have a general duty to report such matters to the Landlord in these cases.

The Lessee shall also have a specific and ongoing duty to report to the Landlord regarding any masses, materials, etc., stored on the premises that may pose a risk of pollution.

Existing ground conditions and any contamination in building materials, plots, and/or soil, that are directly affected by the Lessee’s project shall be the Lessee’s responsibility. This also includes demolition of existing buildings. For the avoidance of doubt, the Lessee shall not be responsible for the cleanup or remediation of existing contamination or ground conditions elsewhere on the property.

6 VEDLIKEHOLD MV	6 MAINTENANCE ETC.

Tomteområdet skal til enhver tid holdes ryddig. Utleier kan pålegge rydding dersom dette anses nødvendig. Dersom Leietaker ikke innretter seg etter pålegget innen rimelig tid, kan Utleier få rydding utført for Leietakers regning.

Leietaker har ansvaret for alt løpende vedlikehold på tomteområdet, så som vintervedlikehold, feiing, rengjøring av overvannssystem etc. Dersom Leietaker unnlater å gjennomføre sine plikter mht. vedlikehold, kan Utleier pålegge dette og få dette utført for Leietakers regning hvis pålegget ikke blir utført.

The land area shall be kept tidy at all times. The Landlord may require that the area be cleared if deemed necessary. Should the Lessee fail to comply with such an order within a reasonable period, the Landlord may arrange for the clearing to be carried out at the Lessee’s expense.

The Lessee shall be responsible for all ongoing maintenance of the land area, including winter maintenance, sweeping, cleaning of stormwater systems, etc. If the Lessee fails to fulfil its maintenance obligations, the Landlord may order the work to be carried out, and if the Lessee does not comply, the Landlord may have the work performed at the Lessee’s expense.

Utleier har rett til å foreta eller la foreta vedlikehold av tomteområdet eller installasjoner som går over eller under tomteområdene. Slikt vedlikeholdsarbeid skal foretas på en måte som ikke medfører unødige ulemper for Leietaker. Eventuelle kostnader knyttet til omlegging eller tilpasning av eksisterende ledninger og føringer både på eiendommen og i grunnen skal dekkes av Leietaker.

The Landlord shall have the right to carry out, or to have carried out, maintenance of the land area or of installations that pass over or under the land areas. Such maintenance work shall be performed in a manner that does not cause unnecessary inconvenience to the Lessee. Any costs related to the relocation or modification of existing cables, pipes, or infrastructure on the property or underground shall be borne by the Lessee.

7 TILBAKELEVERING AV TOMTEOMRÅDET	7 TERMINATION AND RETURN OF THE LAND AREA

Ved opphør av Avtalen skal tomteområdet stilles til Utleiers disposisjon i den stand det var ved leieforholdets begynnelse, med unntak av eventuelle avtalte endringer.

Tomteområdet skal være ryddet av Leietaker. Utleier kan kreve at eventuelle masser, utstyr, bygninger og andre faste installasjoner etablert av Leietaker, skal fjernes. Det samme gjelder eventuell forurensning av tomteområdet påført av Leietakers tiltak eller virksomhet.

Dersom tomteområdet ikke er i den stand som avtalen eller offentlige krav stiller, kan Utleier besørge arbeidet utført for Leietakers regning.

Dersom Leietakers bruk av tomteområdet medfører risiko for forurensning i grunnen mv., kan Utleier pålegge Leietaker å bekoste og besørge miljøundersøkelser.

Upon termination of the Agreement, the land area shall be made available to the Landlord in the condition it was at the commencement of the lease, except for any agreed alterations.

The land area shall be cleared by the Lessee. The Landlord may require the removal of any materials, equipment, buildings and other permanent installations established by the Lessee. The same applies to any pollution of the land area caused by the Lessees activities or operations.

If the land area is not in the condition required by the Agreement or by public authorities, the Landlord may arrange to have the necessary work performed at the Lessee’s expense.

If the Lessee’s use of the land area entails a risk of soil contamination or similar, the Landlord may require the Lessee to pay for and conduct environmental investigations.

8 VIDEREFØRING AV TIDLIGERE LEIEFORHOLD	8 CONTINUATION OF PREVIOUS TENANCY

Denne Avtalen endrer ikke Leietakers ansvars for tomteområdet, herunder følger av Leietakers tiltak og virksomhet så som forurensning, forut for inngåelsen av denne Avtalen. Alle forhold ved tomteområdet som er en følge av Leietakers tiltak, virksomhet og bruk under tidligere leieforhold, videreføres som Leietakers ansvar i denne Avtalen.	This Agreement does not alter the Lessee’s liability for the land area, including liability arising from the Lessee’s activities and operations, such as pollution, prior to the execution of this Agreement. All matters concerning the land area resulting from the Lessee’s actions, activities, and use under previous lease agreements shall remain the responsibility of the Lessee under this Agreement.

9 FREMLEIE	9 FREMLEIE

Fremleie, helt eller delvis, er ikke tillatt uten skriftlig forhåndssamtykke fra Utleier. Ved fremleie til annet selskap i Leietakers konsern, kan samtykke ikke nektes uten saklig grunn. For øvrig kan samtykke nektes på fritt grunnlag.

Dersom fremleie godkjennes, blir fremleietager og fremleier (Leietaker) solidarisk ansvarlige for oppfyllelse av Avtalen. Utleiers godkjennelse vil i tilfelle være betinget av at fremleietager skriftlig aksepterer dette ansvar ved underskrift på Avtalen.

Manglende svar på forespørsel om godkjenning anses ikke som godkjenning

Sublease, in whole or in part, is not permitted without the prior written consent of the Landlord. In the case of subletting to another company within the Lessees group, such consent may not be unreasonably withheld. In all other cases, consent may be denied at the Landlords sole discretion.

If sublease is approved, both the sublessee and the sublessor (Lessee) shall be jointly and severally liable for the performance of the Agreement. The Landlords approval will in such case be subject to the sublessee’s written acceptance of this liability by signing the Agreement.

Failure to respond to a request for approval shall not be regarded as consent.

10 OVERDRAGELSE OG PANTSETTELSE AV LEIERETTEN	10 ASSIGNMENT AND PLEDGE OF THE TENANCY RIGHTS

Leieretten etter Avtalen kan ikke overdras eller pantsettes uten Utleiers skriftlige forhåndssamtykke.

Ved overdragelse til annet selskap i Leietakers konsern, kan samtykke ikke nektes uten saklig grunn. Som eksempel på saklig grunn regnes at overtakerens økonomiske stilling er vesentlig dårligere enn Leietakers. For øvrig kan samtykke nektes på fritt grunnlag.

Manglende svar på forespørsel om godkjenning anses ikke som godkjenning.

The right of tenancy under this Agreement may not be assigned or pledged without the prior written consent of the Landlord.

In the event of a transfer to another company within the Lessees group of companies, such consent shall not be unreasonably withheld. The assignee’s financial position being materially weaker than the Lessees, shall - as an example - be considered a legitimate ground to withhold consent. In all other cases, the Landlord may withhold consent at its sole discretion.

Failure to respond to a request for approval shall not be deemed as granting consent.

11 MERVERDIAVGIFT	11 VALUE ADDED TAX

Utleier har rett til å tillegge merverdiavgift, med den til enhver tid gjeldende sats, på leien, felleskostnader og eventuelle tilleggstjenester for de arealer som til enhver tid omfattes av Utleiers registrering i Merverdiavgiftsregisteret.

Leietaker innestår for at 100% av leieobjektets areal benyttes i virksomhet som oppfyller vilkårene for å inngå i Utleiers registrering.

Leietaker plikter uten ugrunnet opphold å informere Utleier om enhver omstendighet, uavhengig av årsak, som kan innebære en endring i avgiftsmessig status for hele eller deler av leieobjektet.

Dersom utleier har samtykket til fremleie, og arealer som inngår i fremleieforholdet kan omfattes av Utleiers registrering, har Leietaker plikt til straks å sørge for nødvendig registrering for fremleie.

Dersom Utleier har samtykket til at Leietaker foretar påkostninger på leieobjektet, og påkostningene omfattes av merverdiavgiftslovens justeringsregler, skal Leietaker uten ugrunnet opphold utarbeide og oversende til Utleier en oppstilling som tilfredsstiller merverdiavgiftslovens til enhver tid gjeldende krav til registrering og dokumentasjon ved anskaffelse og framstilling av kapitalvarer. Utleier overtar ikke justeringsforpliktelser fra Leietaker eller eventuelle fremleiere.

På Utleiers forespørsel plikter Leietaker uten ugrunnet opphold å fylle ut og returnere Utleiers til enhver tid gjeldene leiererklæringer. Ved fremleie plikter Leietaker å gjøre denne plikten gjeldende også overfor fremleiere.

The Landlord is entitled to add value added tax (VAT), at the rate applicable at any given time, to the rent, common costs, and any additional services for the areas covered by the Landlords registration in the Value Added Tax Register.

The Lessee warrants that 100% of the leased premises shall be used in activities that meet the criteria for inclusion in the Landlords VAT registration.

The Lessee is obliged, without undue delay, to inform the Landlord of any circumstance, regardless of cause, that may result in a change in the VAT status for all or part of the leased premises.

If the Landlord has consented to subletting, and the areas included in the subletting may be comprised in the Landlords VAT registration, the Lessee is obliged to immediately ensure the necessary registration for subletting.

If the Landlord has consented to the Lessee making improvements to the leased premises, and such improvements are subject to the adjustment rules of the Value Added Tax Act, the Lessee shall, without undue delay, prepare and submit to the Landlord a statement meeting the current requirements of the Value Added Tax Act concerning registration and documentation upon acquisition and production of capital goods. The Landlord does not assume any adjustment obligations from the Lessee or any sublessees.

Upon the Landlords request, the Lessee is obliged, without undue delay, to complete and return any lease declarations required by the Landlord at any given time. In case of subletting, the Lessee is also obliged to ensure compliance by sublessees with this obligation.

Leietaker skal dekke alle eventuelle tap og kostnader Utleier måtte bli påført, herunder statens krav på tilbakeføring, blant annet, som følge av:		The Lessee shall cover all losses and costs incurred by the Landlord, including claims for repayment by the authorities, arising, among other things, as a consequence of:

a)	Endringer i bransje, virksomhet eller bruk av hele eller deler av leieobjektet etter avtaleinngåelse,	a)	Changes in the business sector, operations, or use of all or part of the leased premises after the agreement has been entered into,

b)	Organisatoriske endringer hos Leietaker, så som fusjon, fisjon eller fellesregistrering, som medfører endret avgiftsmessig status for hele eller deler av leieobjektet.,	b)	Organizational changes in the Lessee, such as mergers, demergers, or joint registrations, resulting in a change of VAT status for all or part of the leased premises,

c)	Mislighold av Leietakers plikter etter dette punkt 10,	c)	Breach of the Lessee’s obligations pursuant to this section 10,

d)	Endringer i lover eller forskrifter om merverdiavgift,	d)	Amendments to laws or regulations concerning value added tax,

e)	Forsinket registrering for fremleie.	e)	Delayed registration for subletting.

12 MISLIGHOLD		12 BREACH

Dersom noen av Partene vesentlig misligholder Avtalen, er den annen Part berettiget til å bringe leieforholdet til opphør, med mindre misligholdet opphører innen 28 dager etter at skriftlig varsel om heving er sendt til den misligholdene Part.

Som vesentlig mislighold regnes alltid:

If either Party commits a material breach of this Agreement, the other Party shall be entitled to terminate the lease, unless the breach is remedied within 28 days after written notice of termination has been sent to the breaching Party.

The following shall always be deemed material breaches:

a)	unnlatt betaling av leie iht. Avtalen, forutsatt at det er fremsatt skriftlig påkrav om betaling med 14 dagers betalingsfrist.	a)	Failure to pay rent in accordance with the Agreement, provided that written notice of demand for payment with a 14-day deadline has been given,

b)	det åpnes konkurs eller gjeldsforhandlinger hos Leietaker, eller at Leietaker for øvrig avvikler driften av sin virksomhet,	b)	The commencement of bankruptcy or debt negotiations in respect of the Lesse, or if the Lessee otherwise ceases to operate its business,

c)	at Leietaker, på tross av skriftlig varsel, misligholder Avtalens bestemmelser.	c)	The Lessees failure, despite written notice, to comply with the provisions of this Agreement.

13 TVISTER	13 DISPUTES

Alle tvister omkring Avtalen skal reguleres av norsk rett.

Tvister skal søkes løst ved forhandlinger mellom Partene. Dersom Partene ikke lykkes å løse tvisten i minnelighet, skal tvisten løses ved de ordinære domstoler med Helgeland tingrett som avtalt verneting.

All disputes arising in connection with this Agreement shall be governed by Norwegian law.

Disputes shall be sought resolved through negotiations between the Parties. If the Parties are unable to settle the dispute amicably, the dispute shall be settled by the ordinary courts of law, with Helgeland District Court as the agreed legal venue.

14 TINGLYSING	14 TINGLYSING

Leietaker har rett til å tinglyse denne Avtale som heftelse på eiendommene opplistet i punkt 1. Leietaker er kjent med og har risikoen for hvorvidt slik tinglysning krever tillatelse fra offentlig myndighet.

The Lessee shall have the right to register this Agreement as an encumbrance on the properties listed in Section 1. The Lessee is aware of and bears the risk of whether such registration requires permission from a public authority.

15 DIVERSE BESTEMMELSER	15 MISCELLANEOUS PROVISIONS

I tilfelle motstrid mellom den norske teksten og den engelske teksten i denne Avtalen, skal den norske teksten ha forrang.

All bruk og omsetning av overskuddsvarme fra tomten skal skje i samråd med Utleier. Dersom varmeproduktet kan benyttes av tredjepart, skal Utleier involveres i utviklingen av slike prosjekter. Utleier har rett til å benytte og selge all overskuddsvarme fra eiendommen til eget formål, uten begrensning eller krav om godkjenning fra Leietaker.

Dersom Leietaker etablerer et prosjekt for utnyttelse av overskuddsvarme fra eiendommen skal Utleier ha førsterett på varmen med videresalg og kan bruke denne vederlagsfritt hvis de ønsker det. Dersom Utleier ikke ønsker å benytte varmen med sine rettigheter skal Leietaker ha rett til å benytte/selge overskuddsvarmen til andre aktører/formål på skriftlig forespørsel til Utleier.

In the case of any discrepancy between the Norwegian and English versions of this Agreement, the Norwegian version shall take precedence.

Any use or commercialisation of surplus heat from the Site shall be subject to consultation with the Landlord. If the heat product may be utilized by a third party, the Landlord shall be involved in the development of such projects. The Landlord shall have the unrestricted right to use and sell any surplus heat generated on the property for its own purposes, without limitation or requirement for the Lessees approval.

If the Lessee establishes a project to utilise surplus heat from the property, the Landlord shall have a first right to use and resell such surplus heat, and may, at its discretion, use it free of charge. If the Landlord choose not to exercise this right, the Lessee shall, upon written request to the Landlord, have the right to use or sell the surplus heat to other parties or for other purposes.

Utleier har i dag avtale med andre aktører om leie av lokaler på leieobjektet. Oppsigelsesfrist på disse avtalene er inntil ett år. Disse leieavtalene videreføres inntil Partene avtaler at Leietaker kan rive lokalet. Leietaker aksepterer at rivning ikke kan iverksettes før aktuelle oppsigelsesfrister har utløpt. Leie for disse avtalene tilfaller Utleier uten avkortning i Leietakers husleiebetalingsforpliktelse.

Avtalen forutsetter at Leietaker også har inngått gjeldende rammeavtale for levering av tjenester fra Mo Industripark AS.

Husleieloven gjelder ikke med mindre noe annet følger av Avtalen eller ufravikelig lovgivning.

The Landlord currently has an agreement with other parties on the lease of premises on the leased object. The notice period for these agreements is up to one year. These lease agreements are continued until the Parties agree that the Lessee may demolish the premises. The Lessee accepts that demolition cannot be initiated until the relevant notice periods have expired. Rent for these agreements accrues to the Landlord without any reduction in the Lessee’s rent payment obligation.

The Agreement assumes that the Lessee has also entered into a current framework agreement for the provision of services from Mo Industripark AS.

The Tenancy Act does not apply unless otherwise stipulated in the Agreement or mandatory legislation.

Denne kontrakt er utferdiget i to eksemplarer, hvorav partene beholder hvert sitt.	This agreement is executed in two originals, one for each party.

Vedlegg: [***]	Appendices; [***]

Mo i Rana [***] for Utleier: for Leietaker:

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[***] [***] CEO Director

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